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                                                                      Exhibit 12

                             GTE SOUTH INCORPORATED
               Statement of the Ratio of Earnings to Fixed Charges
                                   (Unaudited)

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(Dollars in Millions)                                 Three Months Ended
                                                        March 31, 2000
                                                      ------------------
Net earnings available for fixed charges:
  Income from continuing operations                         $  75.5
  Add - Income taxes                                           48.7
      - Fixed charges                                          22.9
                                                            -------

Adjusted earnings                                           $ 147.1
                                                            =======

Fixed charges:
  Interest expense                                          $  19.6
  Portion of rent expense representing interest                 3.3
                                                            -------

Adjusted fixed charges                                      $  22.9
                                                            =======

RATIO OF EARNINGS TO FIXED CHARGES                             6.42
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